Exhibit 99.2

Suite 3006, Two Exchange Square 8 Connaught Place, Central Hong Kong Tel: 852 2191 7566 Fax: 852 2191 7995 www.frost.com

July 29, 2025

TechCreate Group Ltd.

Unit 06-303, New Bridge

Centre, 336 Smith Street,

Singapore

Re: Consent of Frost & Sullivan

Ladies and Gentlemen,

We understand that TechCreate Group Ltd. (the “Company”) plans to file a registration statement on Form F- I (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed offering (the “Proposed Offering”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our independent industry reports and amendments thereto, in the Registration Statement and any amendments thereto, in any written correspondence with the SEC, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed Offering, and in other publicity materials in connection with the Proposed Offering.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Frost & Sullivan Limited

/s/ Terry Tse
Name:	Terry Tse
Title:	Consulting Director